Exhibit 99.2

AT&T Wireless Services Snapshot:

	Current Quarter				Year to Date				Sequential Quarter
($ in millions, except per share
amounts and selected metrics)	2Q04	2Q03	Yr/Yr %		2004	2003	Yr/Yr %		1Q04	Seq. %
(Unaudited)
Consolidated Financial Results
Services revenue	$3,871	$3,939	(1.7%)		$7,617	$7,682	(0.8%)		$3,746	3.3%
Equipment revenue	348	219	59.0%		677	424	59.8%		329	5.8%
Total revenue	$4,219	$4,158	1.5%		$8,294	$8,106	2.3%		$4,075	3.5%
Operating income	$238	$451	(47.0%)		$317	$826	(61.6%)		$79	203.4%
Net income (loss) available to common shareholders	$61	$222	(72.6%)		$3	$357	(99.2%)		$(58)	205.0%
Net income (loss) available to common shareholders per basic and diluted share	$0.02	$0.08			$0.00	$0.13			$(0.02)
OIBDA*	$1,134	$1,186	(4.4%)		$2,100	$2,296	(8.5%)		$966	17.4%
OIBDA margin*	29.3%	30.1%	(80	b.p.)	27.6%	29.9%	(230	b.p.)	25.8%	350	b.p.
Capital expenditures	$918	$542	69.4%		$1,657	$970	70.8%		$739	24.2%
Selected Operating Metrics
Subscribers (in thousands):
Consolidated ending subscribers	21,737	21,493	1.1%		21,737	21,493	1.1%		21,692	0.2%
Net additions	15	446	(96.6%)		(352)	703	(150.1%)		(367)	104.2%
Average monthly churn	3.4%	2.2%	120	b.p.	3.6%	2.3%	130	b.p.	3.7%	(30	b.p.)
Average revenue per user (ARPU)**	$58.80	$60.60	(3.0%)		$57.70	$59.70	(3.4%)		$56.60	3.9%
Average minutes of use per subscriber (MOU)	600	551	8.9%		582	530	9.8%		563	6.6%
Cost per gross addition (CPGA) **	$350	$379	(7.7%)		$342	$391	(12.5%)		$334	4.8%
Cash cost per user (CCPU) **	$29.90	$31.80	(6.0%)		$30.90	$31.20	(1.0%)		$31.90	(6.3%)

*	OIBDA represents operating income (loss) before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. These represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on pages 3-5.

**	See calculations of our ARPU, CPGA and CCPU on pages 6-7.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless was $4,219 million in the second quarter, an increase of $61 million, or 1.5%, compared with the prior year quarter. Services revenue in the second quarter was $3,871 million, down $68 million, or 1.7%, from the second quarter of 2003. Services revenue was positively impacted by higher data and roaming revenues, as well as an increase in regulatory program fees. More than offsetting these increases were lower monthly recurring charges received from our postpaid subscriber base, despite an increase in MOUs, and higher promotional incentives to support customer retention efforts during the quarter. Equipment revenue for the second quarter of 2004 was $348 million, an increase of $129 million, or 59.0%, from the year-ago quarter. The increase in the second quarter equipment revenue was attributable to a higher average revenue per unit sold and an increase in handsets sold.

Costs of services decreased to $1,057 million, down $133 million, or 11.1%, from the year-ago quarter. The decrease was the result of lower incollect and toll expenses, as well as a lower provision for uncollectible receivables. Both incollect and toll expenses declined due to lower average costs per minute, and lower roaming and long distance minutes of use. The decline in the provision for uncollectible receivables was due to an improved aging of the receivables balances, as well as a recovery in the second quarter of 2004 related to previously written-off receivables from WorldCom. During the second quarter, we received a settlement from WorldCom totaling $29 million, of which $18 million was reflected as a reduction to our provision for uncollectible receivables. These improvements were partially offset by higher network expenses, including leases, rents and utilities costs, resulting from an increase in cell sites over the prior year.

Costs of equipment sales increased to $620 million, which was $147 million, or 31.0%, higher than the year-ago quarter. This increase resulted from an increase in both the number of handsets sold and the average cost per handset.

Selling, general and administrative (SG&A) expenses totaled $1,408 million in the second quarter, an increase of $99 million, or 7.6%, compared with the second quarter of 2003. This increase resulted from increased customer care expenses, driven by high volumes of calls to our customer care centers relating to GSM customer migrations. Additionally, increases in gross subscriber additions and in sales personnel resulted in higher commissions expense and higher salary and benefit expenses versus the prior year quarter. Second quarter of 2004 SG&A also reflected a net reversal of restructuring related accruals totaling $24 million relating to certain discontinued Pinnacle restructuring items, versus second quarter of 2003, which included restructuring expenses totaling $42 million.

Depreciation and amortization expenses increased to $896 million, up $161 million, or 21.7%, from the prior year quarter. The increase resulted from an increase in depreciation expense associated with the growth in AT&T Wireless’ depreciable asset base, and the acceleration of depreciation of certain TDMA radio equipment.

Other income for the second quarter of 2004 totaled $24 million, compared with $50 million in the prior year quarter. Other income for the second quarter of 2004 consisted primarily of interest income. Other income in the second quarter of 2003 included a gain associated with an exchange of wireless properties, as well as interest income.

Interest expense was $189 million in the second quarter, compared with $207 million in the prior year quarter. The decrease from the prior year quarter resulted from lower interest expense on the TeleCorp and Tritel debt due to the extinguishments which occurred during the second half of 2003, and from higher levels of capitalized interest. Partially offsetting these decreases was the accretion of interest associated with our mandatorily redeemable preferred stock, which was reclassified to interest expense effective in the third quarter of 2003 with the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”

July 21, 2004

Provision for income taxes for the second quarter of 2004 was $34 million versus a $57 million provision in the prior year quarter. The estimated annual effective tax rate of 9.0% as of June 30 was lower than our statutory rate as non-deductible expenses, including interest accretion on our preferred stock, and merger-related expenses offset the projected tax benefit. During the second quarter of 2003, our deferred tax liabilities (excluding the deferred tax liabilities related to licensing costs and goodwill) exceeded our deferred tax assets. Therefore, we determined that we no longer required a valuation allowance against our deferred tax assets, other than those deferred tax assets associated with actual and potential capital losses that were deemed more likely than not to expire unused. The estimated annual effective rate for 2003 was lower than AT&T Wireless’ statutory rate due to the reversal of certain valuation allowances recorded during 2003.

Net equity earnings (losses) from investments in unconsolidated subsidiaries for the second quarter of 2004 were earnings of $22 million, net of a $6 million tax provision, compared with losses of $9 million, which included a $46 million tax provision, in the second quarter of 2003. The increase in net earnings versus the prior year was primarily due to the lower tax provision which included a benefit from the reversal of certain capital valuation allowances, partially offset by equity earnings during the second quarter of 2003 related to investments that were subsequently sold during 2003.

Accretion of mandatorily redeemable preferred stock was zero in the second quarter of 2004, compared with $6 million in the second quarter of 2003. The accretion is associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp; however, the adoption of SFAS No. 150 in the third quarter of 2003 required the prospective reclassification of the mandatorily redeemable preferred stock to long-term liabilities on the balance sheet and all remaining accretion is being reflected as interest expense.

Net income per share available to common shareholders for the second quarter of 2004 was income per share of $0.02, compared with income per share of $0.08 in the prior year quarter. The decline in net income per share available to common shareholders was due primarily to lower operating income.

OIBDA Discussion:

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP, in that they exclude depreciation and amortization. They differ from net income (loss), as calculated in accordance with GAAP, in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes and in presentations to our board of directors, and we use

July 21, 2004

multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but which we do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

OIBDA was $1,134 million in the second quarter of 2004, a decrease of 4.4% from the year-ago quarter. OIBDA margin for the second quarter of 2004 of 29.3% decreased from 30.1% in the year-ago quarter. Second quarter OIBDA and OIBDA margin declined from the prior year quarter primarily due to higher acquisition costs relating to the growth in gross subscriber additions during the quarter, lower services revenue and increases in customer care and retention expenses. These increases were partially offset by decreases in incollect and general and administrative expenses during the quarter.

July 21, 2004

The following table summarizes the reconciliation of OIBDA to consolidated net income (loss):

	For the three months ended			For the six months ended
(Unaudited) ($M)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
OIBDA	$1,134	$1,186	$966	$2,100	$2,296
Depreciation and amortization	(896)	(735)	(887)	(1,783)	(1,470)
Other income	24	50	42	66	20
Interest expense	(189)	(207)	(196)	(385)	(391)
(Provision) benefit for income taxes	(34)	(57)	34	—	(103)
Net equity earnings (losses) from investments in unconsolidated subs	22	(9)	(17)	5	18

Net income (loss)	$61	$228	$(58)	$3	$370

The following table summarizes the reconciliation of OIBDA margin to consolidated net income (loss) as a percentage of services revenue:

(Unaudited)	For the three months ended			For the six months ended
(All items shown as % of services revenue)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
OIBDA	29.3%	30.1%	25.8%	27.6%	29.9%
Depreciation and amortization	(23.1%)	(18.7%)	(23.7%)	(23.4%)	(19.1%)
Other income	0.6%	1.3%	1.1%	0.9%	0.3%
Interest expense	(4.9%)	(5.2%)	(5.2%)	(5.1%)	(5.1%)
(Provision) benefit for income taxes	(0.9%)	(1.5%)	0.9%	—	(1.4%)
Net equity earnings (losses) from investments in unconsolidated subs	0.6%	(0.2%)	(0.4%)	—	0.2%

Net income (loss)	1.6%	5.8%	(1.5%)	—	4.8%

Selected Metrics Discussion:

Net Subscriber Additions for the quarter totaled 15 thousand, which was a decline of 96.6% from the prior year. Compared with the prior year quarter, net subscriber additions in the second quarter were impacted by strong gross subscriber additions, offset by a significant increase in subscriber deactivations. Gross subscriber additions grew over 20% versus the prior year and were driven primarily by growth in postpaid subscriber sales. We continued to shift more sales to our direct channels, including our retail stores and website, during the quarter.

Churn for the three months ended June 30, 2004, was 3.4%, up from 2.2% in the prior year quarter, reflecting increased subscriber deactivations; however, churn improved from the 3.7% of the first quarter of 2004. Postpaid churn was 3.0% in the second quarter of 2004, up from 1.9% in the prior year quarter and down from 3.4% in the first quarter of 2004.

Ending Subscribers as of June 30, 2004, totaled 21,737 thousand consolidated subscribers, an increase of 1.1% from June 30, 2003. Ending subscribers reflected growth over the past four quarters associated with sales of GoPhone, which was introduced in the second quarter of 2003, offset by a decline over the same period in both postpaid and prepaid subscribers. Ending subscribers during the second quarter included an increase totaling 30 thousand associated with adjustments to markets acquired during the first quarter and a true-up of our reseller subscribers.

Average Revenue per User (ARPU) was $58.80 in the second quarter of 2004, down from $60.60 in the prior year quarter. The decline in ARPU was driven by lower average monthly recurring charges and higher promotional

July 21, 2004

incentives, which resulted in lower average revenue per minute. Partially offsetting the lower average revenue per minute were higher average per-user contributions from data revenues and regulatory program fees.

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

	For the three months ended			For the six months ended
(Unaudited) ($ in M, except for ARPU amount)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Services revenue	$3,871	$3,939	$3,746	$7,617	$7,682
Less: Revenues not generated by wireless subscribers	45	34	52	97	64

Services revenue used to calculate ARPU	$3,826	$3,905	$3,694	$7,520	$7,618

Average revenue per user per month (ARPU)	$58.80	$60.60	$56.60	$57.70	$59.70

Minutes of Use (MOU) per subscriber per month were 600 in the second quarter, up 8.9% from 551 in the year-ago quarter, consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA), for the second quarter was $350, down 7.7% from $379 in the prior year quarter. CPGA in the second quarter decreased from the prior year quarter primarily as a result of lower per-gross add equipment subsidies and advertising expense.

CPGA is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period.

The following table summarizes our calculation of CPGA:

	For the three months ended			For the six months ended
(Unaudited) ($ in M, except for CPGA amount)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Equipment revenue	$348	$219	$329	$677	$424
Less: Costs of equipment sales	620	473	586	1,206	942

Handset and accessory subsidy costs	$272	$254	$257	$529	$518
Selling, general and administrative costs	$1,408	$1,309	$1,357	$2,765	$2,564
Less: General and administrative costs	412	497	442	854	948

Sales and marketing costs	$996	$812	$915	$1,911	$1,616

Handset and accessory subsidy costs and Sales and marketing costs	$1,268	$1,066	$1,172	$2,440	$2,134
Less: Costs unrelated to initial customer acquisitions	480	365	476	956	736

Customer acquisition costs	$788	$701	$696	$1,484	$1,398

Cost per gross subscriber addition (CPGA)	$350	$379	$334	$342	$391

Cash Cost per User (CCPU) in the second quarter was $29.90, a decrease of 6.0% versus the prior year quarter. The decrease was attributable to lower per-subscriber incollect and toll expenses, and lower per-subscriber costs

July 21, 2004

associated with information technology. These decreases were partially offset by an increase in per-subscriber customer retention expenses.

CCPU is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization, and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. We exclude depreciation and amortization from CCPU in order to eliminate the impact of capital investments on our assessment of our ability to serve customers in a cost-effective manner. Management believes the impact of our capital investments is better evaluated through its effect on cash flow. Excluding depreciation and amortization from our CCPU is consistent with our exclusion of depreciation and amortization from OIBDA, our primary operating performance metric.

The following table summarizes our calculation of CCPU:

	For the three months ended			For the six months ended
(Unaudited) ($ in M, except for CCPU amount)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Equipment revenue	$348	$219	$329	$677	$424
Less: Costs of equipment sales	620	473	586	1,206	942

Handset and accessory subsidy costs	$272	$254	$257	$529	$518
Plus: Costs of services	1,057	1,190	1,166	2,223	2,304
Selling, general and administrative costs	1,408	1,309	1,357	2,765	2,564

Handset and accessory subsidy costs, Costs of services and Selling, general and administrative	$2,737	$2,753	$2,780	$5,517	$5,386
Less: Customer acquisition costs	788	701	696	1,484	1,398

Costs to serve existing subscribers	$1,949	$2,052	$2,084	$4,033	$3,988

Cash cost per user per month (CCPU)	$29.90	$31.80	$31.90	$30.90	$31.20

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets were $46,984 million at June 30, 2004, a decrease of $818 million, or 1.7%, from December 31, 2003. The decrease in total assets in the first half of 2004 was due primarily to decreases in current assets, including cash and cash equivalents, accounts receivable, and inventories. The decrease in cash reflected payments made for capital expenditures and for current liabilities, including compensation benefits, accrued at year-end 2003. The decline in accounts receivable resulted from a sequential decrease in our services revenue and an improved aging of the receivable balances. Inventories decreased as a result of better inventory management.

Total liabilities were $18,500 million at June 30, 2004, a decrease of $945 million, or 4.9%, compared with December 31, 2003. The decrease was primarily attributable to decreases in accounts payable and payroll and benefit-related liabilities. Accounts payable decreased as a result of high capital-related accruals as of year-end, which were paid during the first six months of 2004. The decrease in payroll and benefit-related liabilities was driven by payment of prior year compensation-related accruals during the first quarter. Net deferred income tax liabilities decreased as a result of the deferred tax benefit recognized during the first half of 2004. Additionally, total debt decreased due to redemptions and repurchases of TeleCorp and Tritel debt during the first six months of 2004.

Mandatorily redeemable common stock totaling $7,664 million at June 30, 2004 and December 31, 2003 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented

July 21, 2004

as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,788 million at June 30, 2004, an increase of $125 million, or 0.6%, from December 31, 2003. The increase was primarily attributable to the increase in common stock issuances related to employee benefit plans.

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,088 million at June 30, 2004. Net cash provided by operating activities was $1,556 million in the first half of 2004, compared with $2,705 million in the first half of 2003. The decrease was due primarily to the $511 million income tax refund in 2003; $245 million received in 2003 from the termination of interest rate swap agreements; lower operating income in 2004, excluding depreciation and amortization; and a higher use of cash related to working capital in 2004. Net cash used in investing activities was $1,802 million in the first half of 2004, an increase of $915 million from the same period of the previous year. The increase in cash used in investing activities during the first half of 2004 versus the prior year first half was primarily the result of higher capital expenditures and the cash paid related to the purchase of markets from US Cellular. Net cash (used in) provided by financing activities was a use of cash of $5 million during the first six months of 2004 versus an increase in cash of $441 million during the prior year period. Financing activities during the first half of 2004 primarily included common stock issuances associated with employee benefit plans, which were more than offset by cash used to repurchase TeleCorp and Tritel debt. Financing activities during the first half of 2003 primarily included the cash received from a federal tax refund claim.

	For the three months ended			For the six months ended
(Unaudited) ($M)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Reported capital expenditures, including internal use software	$918	$542	$739	$1,657	$970
Add: net impact of capital accruals and non-cash purchases of PP&E	(21)	(169)	109	88	(96)

Cash-basis capital expenditures, including internal use software	$897	$373	$848	$1,745	$874

Capital Expenditures for the quarter, including purchases of internal use software, were $918 million, which was an increase of 69.4% from the year-ago quarter. The majority of our capital spending during the second quarter of 2004 related to the GSM/GPRS/EDGE network, including the overlay of 850 MHz GSM radios in 850 MHz markets and other investments to enhance quality and expand capacity of the GSM/GPRS/EDGE network.

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash

July 21, 2004

flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Free cash flow was $105 million for the second quarter of 2004, compared to $1,057 million in the prior year quarter. Operating free cash flow was $105 million in the second quarter of 2004 compared to $546 million in the prior year quarter. The decrease in operating free cash flow versus the prior year quarter was due to higher capital expenditures in the second quarter of 2004.

	For the three months ended			For the six months ended
(Unaudited) ($M)	Jun 30, 2004	Jun 30, 2003	Mar 31, 2004	Jun 30, 2004	Jun 30, 2003
Net cash provided by operating activities of continuing operations	$1,002	$1,430	$554	$1,556	$2,705
Less: Capital expenditures, including internal use software	897	373	848	1,745	874

Free cash flow	$105	$1,057	$(294)	$(189)	$1,831

Less: Cash received from termination of interest rate swap agreements	—	—	—	—	245
Less: Cash received from the 2002 NOL carryback	—	511	—	—	511

Operating free cash flow	$105	$546	$(294)	$(189)	$1,075

Recent News:

AT&T Wireless Delivers 3G UMTS Service in the United States

On July 20, 2004, AT&T Wireless announced that it began offering customers in Detroit, Phoenix, San Francisco and Seattle broadband mobile wireless services with its launch of the first commercially-available true 3G UMTS (Universal Mobile Telecommunications System) network in the United States, and that it is deploying UMTS technology in Dallas and San Diego, and is likely to offer certain services in these markets before the end of this year. In connection with the launch, NTT DoCoMo stated that “AT&T Wireless’ service represents the first full-fledged commercial W-CDMA service offering in the United States.”

Pursuant to the Investor Agreement, as amended, between AT&T Wireless Services and NTT DoCoMo, DoCoMo could require AT&T Wireless to repurchase DoCoMo’s investment at DoCoMo’s original purchase price, plus interest, if under certain circumstances, and subject to the exceptions identified in the Investor Agreement:

•	AT&T Wireless failed to launch UMTS service prior to December 31, 2004 based on W-CDMA technology in certain areas of Dallas, San Diego, San Francisco and Seattle, or permitted alternate cities (Detroit and Phoenix are permitted alternate cities under the Investor Agreement); or

•	Our Board of Directors approves changes in its use of W-CDMA technology as our primary standard for delivery of services based on third-generation technology prior to December 31, 2004.

We believe the launch of service in these four cities satisfies our UMTS service launch obligations under the Investor Agreement.

July 21, 2004

AT&T Wireless’ Shareholders Vote To Approve Cingular Merger

At its annual meeting of shareholders on May 19, 2004, AT&T Wireless announced that shareholders had approved the company’s merger agreement with Cingular Wireless by an overwhelming margin. Under the terms of the agreement announced on February 17, shareholders of AT&T Wireless will receive $15 in cash per common share, or a total of approximately $41 billion. Both AT&T Wireless and Cingular hope to complete the merger before the end of the year. The acquisition is subject to the approvals of federal regulatory authorities, and to other closing conditions.

AT&T Wireless and FOX’s “AMERICAN IDOL” Go Mega-Platinum, Setting New World Records in Text Messaging

On May 27, 2004, AT&T Wireless announced that, for the second year in a row, it had recorded an unprecedented volume of text messages sent during the “AMERICAN IDOL” finale, and created the single largest text-messaging event by a single carrier worldwide. In total, 13.5 million “AMERICAN IDOL”-related text messages were sent by AT&T Wireless customers throughout the season, including fan mail, games, sweepstake entries, trivia, song dedications, and votes. This represents an 80% increase over last season’s 7.5 million text messages. Additionally, more than 40 percent of all participants had never sent a text message as an AT&T Wireless customer before “AMERICAN IDOL,” and the number of text message votes received increased by nearly 700 percent from the first voting episode to the last voting episode.

AT&T Wireless pioneered “TextTV” last year with its sponsorship of “AMERICAN IDOL.” The company leads the text message space in terms of innovation and quality.

AT&T Wireless and Sprint Sign Bilateral Airport Wi-Fi Roaming Agreement

On April 19, 2004, AT&T Wireless and Sprint announced a reciprocal Wi-Fi roaming agreement for Denver International, Kansas City International, Philadelphia International, Raleigh-Durham International and Salt Lake City International airports. This is the first roaming agreement between AT&T Wireless and Sprint for Wi-Fi service. The two companies expect to complete integration efforts and enable roaming at the respective airports as soon as possible in 2004.

Under the agreement, AT&T Wireless Wi-Fi subscribers will be able to add Kansas City International and Salt Lake City International airports to the list of locations available to them to stay connected to the Internet, access their corporate networks, or check e-mail via a Wi-Fi enabled laptop or PDA. Sprint PCSSM Wi-Fi Access customers will soon be able to access the same range of services at Denver International, Philadelphia International and Raleigh Durham International airports.

AT&T Wireless Announces Aggressive New Offer that Eliminates Roaming Charges

On April 14, 2004, AT&T Wireless announced an aggressive new national flagship offer, AT&T Wireless GSM™ America, which eliminates roaming charges for many customers. The new offer was made possible by the company’s doubling of its national GSM coverage area in the last year, and by significant quality improvements in its GSM network. Over the last 12 months, AT&T Wireless has added or improved 15,000 cell sites, including those added through roaming agreements in major cities with Cingular Wireless and other GSM carriers, and expanded its national GSM coverage area to approximately 1.2 million square miles in the U.S.

A new print advertising campaign was launched in April to support the GSM™ America offer, with ads that carry the tag line, “How many bars do you have?” The bars refer to the signal-strength bars that appear on the screen of a wireless phone, and are a metaphor for the significant improvements the company has made in its GSM network.

July 21, 2004

Forward-Looking Statements

This document contains “forward-looking statements,’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our quarterly report on Form 10-Q filed on May 7, 2004.

July 21, 2004

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended June 30,			For the six months ended June 30,
	2004	2003	Change	2004	2003	Change
REVENUE
Services	$3,871	$3,939	(1.7%)	$7,617	$7,682	(0.8%)
Equipment	348	219	59.0%	677	424	59.8%
Total revenue	4,219	4,158	1.5%	8,294	8,106	2.3%
OPERATING EXPENSES
Costs of services	1,057	1,190	(11.1%)	2,223	2,304	(3.5%)
Costs of equipment sales	620	473	31.0%	1,206	942	28.0%
Selling, general and administrative	1,408	1,309	7.6%	2,765	2,564	7.9%
Depreciation and amortization	896	735	21.7%	1,783	1,470	21.3%
Total operating expenses	3,981	3,707	7.4%	7,977	7,280	9.6%
OPERATING INCOME	238	451	(47.0%)	317	826	(61.6%)
Other income	24	50	(53.2%)	66	20	227.1%
Interest expense	189	207	(8.3%)	385	391	(1.4%)
INCOME (LOSS) BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	73	294	(75.2%)	(2)	455	(100.4%)
Provision for income taxes	34	57	(40.1%)	—	103	(100.2%)
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	22	(9)	342.1%	5	18	(74.0%)
NET INCOME	61	228	(73.3%)	3	370	(99.2%)
Accretion of mandatorily redeemable preferred stock	—	6	(100.0%)	—	13	(100.0%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$61	$222	(72.6%)	$3	$357	(99.2%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$0.02	$0.08		$—	$0.13
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME PER SHARE:
Basic	2,728	2,712		2,724	2,711
Diluted	2,744	2,714		2,739	2,713

July 21, 2004

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	June 30,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,088	$4,339	(5.8%)
Short-term investments	172	202	(14.9%)
Accounts receivable, less allowances of $232 and $334	2,050	2,301	(11.0%)
Inventories	195	309	(36.8%)
Deferred income taxes	264	303	(12.8%)
Prepaid expenses and other current assets	369	361	2.2%
TOTAL CURRENT ASSETS	7,138	7,815	(8.7%)
Property, plant and equipment, net of accumulated depreciation and amortization of $11,704 and $10,146	16,299	16,374	(0.5%)
Licensing costs, net	14,496	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,152	1,169	(1.4%)
Goodwill	7,444	7,390	0.7%
Other assets, net of accumulated amortization of $345 and $378	455	554	(18.0%)
TOTAL ASSETS	$46,984	$47,802	(1.7%)
LIABILITIES
Accounts payable	$934	$1,174	(20.5%)
Payroll and benefit-related liabilities	307	500	(38.6%)
Advertising and promotion accruals	101	149	(32.2%)
Business tax accruals	250	289	(13.3%)
Interest payable on long-term debt	238	240	(1.2%)
Current portion of long-term debt	259	7	n/m
Other current liabilities	1,047	1,093	(4.1%)
TOTAL CURRENT LIABILITIES	3,136	3,452	(9.1%)
Long-term debt	10,063	10,459	(3.8%)
Mandatorily redeemable preferred stock	176	177	(0.7%)
Deferred income taxes	4,537	4,699	(3.4%)
Other long-term liabilities	588	658	(10.6%)
TOTAL LIABILITIES	18,500	19,445	(4.9%)
MINORITY INTEREST	32	30	5.6%
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,322 and 2,308 shares issued and outstanding)	23	23	0.6%
Additional paid-in capital	23,823	23,688	0.6%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(3,029)	(3,032)	(0.1%)
Accumulated other comprehensive income	(4)	9	(144.4%)
TOTAL SHAREHOLDERS’ EQUITY	20,788	20,663	0.6%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,984	$47,802	(1.7%)

July 21, 2004

Appendix III — Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the six months ended June 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$3	$370
Adjustments to reconcile net income to net cash provided by operating activities:
Net (gains) losses on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(30)	(5)
Depreciation and amortization	1,783	1,470
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(4)	25
Deferred income taxes	(99)	128
Net equity earnings from investments in unconsolidated subsidiaries	(5)	(18)
Provision for uncollectible receivables	241	256
Cash received from NOL carryback	—	511
Proceeds received from termination of interest rate swap agreements	—	245
Decrease (increase) in accounts receivable	18	(247)
Decrease in inventories	113	114
Decrease in accounts payable	(144)	(155)
Net change in other operating assets and liabilities	(320)	11
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,556	2,705
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(1,745)	(874)
Net dispositions of licenses	2	5
Distributions and sales of unconsolidated subsidiaries	30	12
Contributions, advances, and purchases of unconsolidated subsidiaries	(9)	(13)
Acquisitions of consolidated businesses, including cash acquired	(112)	(12)
Net redemptions of held-to-maturity securities	30	—
Other investing activities, net	2	(5)
NET CASH USED IN INVESTING ACTIVITIES	(1,802)	(887)
FINANCING ACTIVITIES
Repayment of debt due to others	(134)	—
Proceeds from AT&T Wireless Services common stock issued	127	14
Cash received from former parent, AT&T	—	436
Other financing activities, net	2	(9)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(5)	441
NET (DECREASE) INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	(251)	2,259
NET INCREASE IN CASH DUE TO ADOPTION OF FIN46	—	16
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,088	$4,628

July 21, 2004

CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833
Jim Huseby	Director – Investor Relations	(425) 580-1958
Karin Van Vleet	Director – Shareowner Services	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678

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July 21, 2004